EXHIBIT 99.1

April 9, 2010

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Adds Member to Board of Directors

MIDLAND, TX – 04/9/10 – Mexco Energy Corporation (AMEX: MXC) (the “Company”) today reported the Board of Directors appointed Paul Garry Hines to the company’s Board of Directors and Chairman of the Audit Committee effective April 1, 2010, increasing the total Board count to six members.  Mr. Hines is expected to stand for election at the 2010 Annual Meeting of Shareholders on September 14, 2010 to serve for a term of one year.

“The addition of Paul to the Mexco Board will strengthen our Board composition by adding expertise in finance and business strategy,” stated Nicholas C. Taylor, President and CEO of Mexco.  “Paul is a seasoned executive whose activities have concentrated on advising on business matters related to strategy, operations and finance as well as growth, change and improvement.”

Paul Hines served with E. F. Hutton and Company, Inc. from 1970 through 1986 in a variety of positions including Vice President of Corporate Development, Executive Vice President and member of the Board of Directors of the broker dealer.

Within the broker dealer, principal responsibilities were Corporate Development, internal consulting, and Control.  In the early 1980’s, Hines established a Treasury function within the Hutton Group.  Prior to establishing that function, all cash flowed through operations, as it did in most broker dealers.

Hines served as Chief Financial Officer for William E. Simon and Sons from 1987 to 1989.  From 1990 to 2000, he was involved in venture capital and as an independent consultant.  He was a member of the Board of Directors of investment bank and broker, Ryan Beck and Company.

From 2000 to the present, he has served in a number of capacities with various charitable organizations. He is a contributor to several publications including Controllers Handbook (Dow Jones Irwin, 1978), Chief Financial Officers Handbook (Dow Jones Irwin, 1986) and Financial Services Handbook (Wiley, 1987)

Mexco Energy Corporation owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts on accumulating oil and natural gas reserves, through exploration and development as well as acquisition of royalties with significant development potential.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2009.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.